Exhibit 99

FOR IMMEDIATE RELEASE

3M Reports Record Third Quarter Sales

- Strong Operational Discipline Generates 23% Operating Income Margin -

•                 Reported earnings per share of $1.41, or $1.42 excluding special items (a-h), an increase of 10.1 percent over the same period last year

•                 Third-quarter revenues of $6.6 billion, up 6.2 percent from 2007

•                 Local-currency sales, including the impact of acquisitions, up 4.4 percent from 2007, or up 7.8 percent excluding the company’s Optical Systems business

•                 Operating income of $1.5 billion, an increase of 8.7 percent, excluding special items (a-h)

•                 Operating income margins of 23.2 percent, up 60 basis points versus 2007, excluding special items (a-h)

•                 Operating margins exceeded 20 percent in all businesses, excluding special items (a-h)

•                 $863 million returned to shareholders through cash dividends and share repurchases

ST. PAUL, Minn. – Oct. 21, 2008 - 3M (NYSE: MMM) today announced third-quarter sales of $6.6 billion, an increase of 6.2 percent over third quarter of 2007. Net income was $991 million, or $1.41 per share, versus $960 million, or $1.32 per share in the corresponding period last year. Excluding special items in both 2007 and 2008 (a-h), net income in the third quarter of 2008 was $999 million, or $1.42 per share, versus $940 million, or $1.29 per share, in 2007, increases of 6.2 percent and 10.1 percent, respectively.

“Our diversified business portfolio served us well in the third quarter, as 3M employees once again delivered consistent results with 23 percent-plus operating margins in a highly challenging economic environment,” said George W. Buckley, 3M chairman, president and CEO. “Our many category-defining brands, 40-plus technology platforms, unmatched global distribution capability and relentless focus on our customers drove consistent and highly profitable growth.”

The company posted double-digit sales growth in its three largest businesses, namely Safety, Security and Protection Services, Health Care and Industrial and Transportation.

Segment trends were very similar to the first half of 2008 with continued growth across the company’s international operations.  3M sales in Latin America increased 26 percent over last year, while Europe and Canada achieved 8 percent and 9 percent sales growth, respectively.  Sales in Asia Pacific were down 1 percent, or up 13 percent excluding the impact of the secular transition underway in the company’s optical film business.

“Our diversified global business model has enabled us to weather many economic storms and to also take advantage of opportunities when our competitors could not,” Buckley added. “For example, 3M started 15 successful new international companies during the recession of the 1970s, and we aggressively built strength and gained market share in Asia during the late-1990s. We are poised again to take full advantage of market opportunities presented by the current environment and to emerge more competitive and successful than ever before.”

Key Financial Highlights

Third-quarter worldwide sales totaled $6.6 billion, an increase of 6.2 percent over last year. Local-currency sales including acquisitions increased 4.4 percent, and foreign exchange impacts added 2.1 points to growth in the quarter. Local-currency sales including acquisitions increased 27.7 percent in Safety, Security and Protection Services, 9.2 percent in Health Care, 7.1 percent in Industrial and Transportation, 3.7 percent in Consumer and Office, 0.2 percent in Electro and Communications, but declined 17.7 percent in Display and Graphics due to the secular transition in the company’s optical films business.  Third-quarter net income was $999 billion, or $1.42 per share, versus $940 million, or $1.29 per share, in the third quarter of 2007, excluding special items in both periods. Net income and earnings per share increased 6.2 percent and 10.1 percent respectively, excluding special items (a-h).

For the first nine months of 2008, sales increased 8.2 percent to $19.8 billion, driven by a 3.9 percent increase in local-currency sales, including acquisitions.  Year-to-date earnings were $4.19 per share, up 10.6 percent over 2007, excluding special items (a-h) in both periods.

Business Segment Discussion

Industrial and Transportation

•                  Sales increased 10 percent to $2 billion.

•                  Sales up 7.1 percent in local currencies, including 4.2 percent from acquisitions.

•                  Broad-based sales performance with double-digit growth in adhesives and tapes, automotive aftermarket, abrasives and personal care divisions.

•                  Double-digit sales growth in Asia Pacific and Latin America.

•                  Profits up 8 percent to $407 million and operating margins of 20.5 percent, excluding special items.

Health Care

•                  Sales rose 10.7 percent to $1.1 billion.

•                  Local-currency sales growth of 9.2 percent including 2.7 percent from acquisitions.

•                  Outstanding growth in the core, with sales up more than 15 percent in oral care and 13 percent in medical supplies.

•                  Positive sales growth in all major geographies, including double-digit growth in Asia Pacific and Latin America.

•                  Operating income increased 17.2 percent to $304 million, with margins of 28.5 percent, excluding special items.

Safety, Security and Protection Services

•                  Sales of $974 million, up 27.1 percent.

•                  Sales growth in local currency of 27.7 percent, including 18.7 percent from acquisitions, primarily Aearo Technologies, Inc.

•                  Broad-based sales growth led by personal protection, protective window films and cleaning solutions for commercial buildings.

•                  Double-digit sales growth in all geographic regions led by the US and Asia Pacific.

•                  Profits up 41.6 percent to $222 million, with operating margins of 22.8 percent, excluding special items.

Consumer and Office

•                  Sales up 5.2 percent to $946 million.

•                  Local-currency sales increased 3.7 percent, with 0.5 percent from acquisitions.

•                  Positive sales growth in all businesses led by the home care and do-it-yourself businesses.

•                  Positive sales growth across all major geographic regions, led by Latin America and Asia Pacific; sales growth of 1.9 percent in the US despite continued challenges in the retail industry.

•                  Profits increased 12.7 percent to $217 million, with operating margins of 22.9 percent.

Display and Graphics

•                  Sales declined 16.1 percent to $853 million, with local-currency sales down 17.7 percent.

•                  Sales rose 1.8 percent excluding Optical Systems.

•                  Positive sales growth in Traffic Safety Systems and Commercial Graphics

•                  Double-digit sales growth in Latin America.

•                  Optical Systems sales and profits down 34 percent and 60 percent, respectively. Sequential sales for this business increased 5.3 percent.

•                  Operating profits were $181 million, with a 21.2 percent margin, excluding special items.

Electro and Communications

•                  Sales increased 2.6 percent to $728 million.

•                  Local-currency sales were up slightly.

•                  Sales growth was strongest in Asia Pacific and Latin America.

•                  Double-digit sales growth in two businesses: Electrical Markets and Electronics Markets Materials

•                  Communications Markets and Electronics Solutions businesses remain soft.

•                  Operating profits up 7.5 percent, excluding special items, to $155 million, with margins of 21.4 percent.

Outlook

“We will manage prudently in the remainder of this year as economic conditions remain volatile,” Buckley said. “Full-year 2008 earnings are expected to be in the range of $5.40 to $5.48 per share, an increase of 8.4 percent to 10 percent, and operating margins are expected to be between 22.5 and 23 percent.” The company anticipates a full-year tax rate of 31.5 to 32 percent and capital expenditures of $1.3 to $1.4 billion. All estimates quoted exclude special items.

George W. Buckley and Patrick D. Campbell, senior vice president and chief financial officer, will conduct an investor teleconference at 9 a.m. Eastern Time (8 a.m. Central Time) today. Investors can access a Webcast of this conference, along with related charts and materials, at http://investor.3M.com.

Forward-Looking Statements

This news release contains forward-looking information (within the meaning of the Private Securities Litigation Reform Act of 1995) about the company’s financial results and estimates, business prospects, and products under development that involve substantial risks and uncertainties. You can identify these statements by the use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: (1) worldwide economic and capital markets conditions; (2) competitive conditions and customer preferences; (3) foreign currency exchange rates and fluctuations in those rates; (4) the timing and acceptance of new product offerings; (5) the availability and cost of purchased components, compounds, raw materials and energy (including oil and natural gas and their derivatives) due to shortages, increased demand or supply interruptions (including those caused by natural and other disasters and other events); (6) the impact of acquisitions, strategic alliances, divestitures, and other unusual events resulting from portfolio management actions and other evolving business strategies, and possible organizational restructuring; (7) generating fewer productivity improvements than estimated; and (8) legal proceedings, including significant developments that could occur in the legal and regulatory proceedings described in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2007 and its subsequent Quarterly Reports on Form 10-Q (the “Reports”).  Changes in such assumptions or factors could produce significantly different results. A further description of these factors is located in the Reports under “Risk Factors” in Part I, Item 1A (Annual Report) and in Part II, Item 1A (Quarterly Report).  The information contained in this release is as of the date indicated. The company assumes no obligation to update any forward-looking statements contained in this presentation as a result of new information or future events or developments.

About 3M

A recognized leader in research and development, 3M produces thousands of innovative products for dozens of diverse markets. 3M’s core strength is applying its more than 40 distinct technology platforms – often in combination – to a wide array of customer needs. With $24 billion in sales, 3M employs 79,000 people worldwide and has operations in more than 60 countries.

3M Company and Subsidiaries

CONSOLIDATED STATEMENT OF INCOME

(Millions, except per-share amounts)

(Unaudited)

	Three-months ended		Nine-months ended
	Sept. 30		Sept. 30
	2008	2007	2008	2007
Net sales	$6,558	$6,177	$19,760	$18,256
Operating expenses
Cost of sales	3,432	3,240	10,278	9,437
Selling, general and administrative expenses	1,269	1,174	3,938	3,741
Research, development and related expenses	344	338	1,058	1,009
(Gain) loss on sale of businesses (a, d)	—	—	23	(854)
Total	5,045	4,752	15,297	13,333
Operating income	1,513	1,425	4,463	4,923
Interest expense and income
Interest expense	52	53	158	139
Interest income	(28)	(37)	(76)	(94)
Total	24	16	82	45
Income before income taxes and minority interest	1,489	1,409	4,381	4,878

Provision for income taxes	479	433	1,402	1,586
Minority interest	19	16	55	47
Net income	$991	$960	$2,924	$3,245

Weighted average common shares outstanding – basic	695.5	714.5	701.3	720.7
Earnings per share – basic	$1.43	$1.34	$4.17	$4.50
Weighted average common shares outstanding – diluted	703.1	729.9	710.7	734.3
Earnings per share – diluted	$1.41	$1.32	$4.11	$4.42
Cash dividends paid per common share	$0.50	$0.48	$1.50	$1.44

3M Company and Subsidiaries

SUPPLEMENTAL CONSOLIDATED STATEMENT OF INCOME INFORMATION

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(Millions, except per-share amounts)

(Unaudited)

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (GAAP), the company also discusses non-GAAP measures that exclude special items. Operating income, net income, and diluted earnings per share measures that exclude special items are not in accordance with, nor are they a substitute for, GAAP measures. Special items represent significant charges or credits that are important to an understanding of the company’s ongoing operations. The company uses these non-GAAP measures to evaluate and manage the company’s operations. The company believes that discussion of results excluding special items provides a useful analysis of ongoing operating trends. The determination of special items may not be comparable to similarly titled measures used by other companies.

The reconciliation provided below reconciles the non-GAAP financial measures with the most directly comparable GAAP financial measures for the three months and nine months ended September 30, 2008.

	Three-months ended			Nine-months ended
	Sept. 30, 2008			Sept. 30, 2008
			Diluted			Diluted
			earnings			earnings
	Operating	Net	per	Operating	Net	per
	income	income	share	income	income	share
Reported GAAP measure	$1,513	$991	$1.41	$4,463	$2,924	$4.11

Special items:
Loss on sale of businesses (a)	—	—	—	23	32	0.05
Exit activities (b)	49	36	0.05	68	50	0.07
Gain on sale of real estate (c)	(41)	(28)	(0.04)	(41)	(28)	(0.04)
Adjusted Non-GAAP measure	$1,521	$999	$1.42	$4,513	$2,978	$4.19

(a)         In June 2008, 3M completed the sale of HighJump Software, a 3M company, to Battery Ventures, a technology venture capital and private equity firm. 3M received proceeds of $85 million for this transaction and recognized, net of assets sold, transaction and other costs, a pre-tax loss of $23 million in the second quarter of 2008 (recorded in the Safety, Security and Protection Services segment). This pre-tax loss was reported on a separate line of the Consolidated Statement of Income. 3M’s tax basis in HighJump Software was significantly lower than its book value, primarily related to the treatment of acquired goodwill. This resulted in a gain for tax purposes, which increased the provision for income taxes by $9 million.

(b)        During the third quarter of 2008, management approved and committed to undertake certain exit activities, which resulted in a net pre-tax charge of $49 million. This charge primarily related to employee-related liabilities and fixed asset impairments, with actions taken in Display and

Graphics, Industrial and Transportation, Health Care, Safety, Security and Protection Services, and Corporate. In the second quarter of 2008, the Company recorded pre-tax charges of $19 million related to exit activities. These charges related to employee reductions at an Industrial and Transportation manufacturing facility located in the United Kingdom.

(c)         In March 2008, 3M entered into a sale-leaseback relative to an administrative location in Italy. 3M anticipates leasing back the facility through late 2009 at which time a new location will be utilized. Because only a small portion of the proceeds were received through June 2008 coupled with required deferral of a portion of the gain from the sale over the leaseback period, no material gain was recorded until the remaining proceeds were received in September 2008. This resulted in a pre-tax gain of approximately 29 million Euros ($41 million) in the third quarter of 2008, which is recorded in selling, general and administrative expenses in Corporate and Unallocated.

The reconciliation provided below reconciles the non-GAAP operating income measure by business segment with the most directly comparable GAAP financial measure for the three-months and nine-months ended September 30, 2008.

OPERATING INCOME BY BUSINESS SEGMENT

	Three-months ended			Nine-months ended
	Sept. 30, 2008			Sept. 30, 2008
	Reported		Adjusted	Reported		Adjusted
	GAAP	Special	Non-GAAP	GAAP	Special	Non-GAAP
	measure	items	measure	measure	items	measure
Industrial and Transportation	$396	$11	$407	$1,274	$30	$1,304
Health Care	294	10	304	925	10	935
Display and Graphics	161	20	181	532	20	552
Consumer and Office	217	—	217	562	—	562
Safety, Security and Protection Services	219	3	222	620	26	646
Electro and Communications	155	—	155	452	—	452
Corporate and Unallocated	71	(36)	35	98	(36)	62
Total Operating Income	$1,513	$8	$1,521	$4,463	$50	$4,513

The reconciliation provided below reconciles the non-GAAP financial measures with the most directly comparable GAAP financial measures for the three months and nine months ended September 30, 2007.

	Three-months ended			Nine-months ended
	Sept. 30, 2007			Sept. 30, 2007
			Diluted			Diluted
			earnings			earnings
	Operating	Net	per	Operating	Net	per
	income	income	share	income	income	share
Reported GAAP measure	$1,425	$960	$1.32	$4,923	$3,245	$4.42

Special items:
Gain on sale of businesses (d)	—	—	—	(854)	(553)	(0.75)
Environmental liabilities (e)	—	—	—	134	83	0.11
Restructuring actions (f)	—	—	—	45	30	0.04
Exit activities (g)	26	17	0.02	26	17	0.02
Gain on sale of real estate (h)	(52)	(37)	(0.05)	(52)	(37)	(0.05)
Adjusted Non-GAAP measure	$1,399	$940	$1.29	$4,222	$2,785	$3.79

(d)        In June 2007, 3M completed the sale of its Opticom Priority Control Systems and Canoga Traffic Detection businesses. 3M received proceeds of $80 million from this transaction and recognized a pre-tax gain of $68 million in the Display and Graphics segment in the second quarter of 2007. In January 2007, 3M completed the sale of its global branded pharmaceuticals business in Europe. 3M received proceeds of $817 million from this transaction and recognized a pre-tax gain of $786 million in the first quarter of 2007 (Health Care segment).

(e)         Net pre-tax charges for the first nine months of 2007 that have been recorded to address remediation activities associated with perfluoronated compounds totaled $134 million. These expenses are recorded in selling, general and administrative expenses in Corporate and Unallocated.

No adverse human health effects are caused by perfluoronated compounds at current levels of exposure.  This conclusion is supported by a large body of research including laboratory studies and epidemiology studies of exposed employees. This research has been published in peer-reviewed scientific journals and shared with the EPA and global scientific-community.

(f)           During the fourth quarter of 2006 and first six months of 2007, management approved and committed to undertake restructuring actions. Net pre-tax restructuring charges for the first nine months of 2007 totaled $45 million. These charges primarily related to fixed asset impairments and employee-related restructuring liabilities, with the majority related to the phase-out of operations at a New Jersey roofing granule facility (Safety, Security and Protection Services segment). These charges are primarily recorded in cost of sales in the business segment where the expenses were incurred.

(g)        During the third quarter of 2007, the Company recorded a net pre-tax charge of $26 million related to the consolidation of certain flexible circuit capabilities. This charge related to employee reductions and fixed asset impairments in the Electro and Communications business segment and was recorded in cost of sales and selling, general and administrative expenses.

(h)        During the third quarter of 2007, the Company recorded a net pre-tax gain of $52 million related to the sale of a Korean laboratory facility. The gain was recorded in selling, general and administrative expenses in Corporate and Unallocated.

Refer to 3M’s Current Report on Form 8-K dated May 19, 2008, which updated 3M’s Annual Report on Form 10-K dated February 15, 2008, for further discussion of these previously disclosed 2007 items.

The reconciliation provided below reconciles the non-GAAP operating income measure by business segment with the most directly comparable GAAP financial measure for the three-months and nine-months ended September 30, 2007.

OPERATING INCOME BY BUSINESS SEGMENT

	Three-months ended			Nine-months ended
	Sept. 30, 2007			Sept. 30, 2007
	Reported		Adjusted	Reported		Adjusted
	GAAP	Special	Non-GAAP	GAAP	Special	Non-GAAP
	measure	items	measure	measure	items	measure
Industrial and Transportation	$377	$—	$377	$1,145	$2	$1,147
Health Care	259	—	259	1,600	(795)	805
Display and Graphics	283	—	283	929	(64)	865
Consumer and Office	193	—	193	536	—	536
Safety, Security and Protection Services	157	—	157	478	29	507
Electro and Communications	119	26	145	364	45	409
Corporate and Unallocated	37	(52)	(15)	(129)	82	(47)
Total Operating Income	$1,425	$(26)	$1,399	$4,923	$(701)	$4,222

3M Company and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEET

(Dollars in millions)

(Unaudited)

	Sept. 30,	Dec. 31,	Sept. 30,
	2008	2007	2007
ASSETS
Current assets
Cash and cash equivalents	$2,240	$1,896	$1,675
Marketable securities	727	579	1,024
Accounts receivable – net	3,763	3,362	3,703
Inventories	3,078	2,852	2,794
Other current assets	980	1,149	1,204
Total current assets	10,788	9,838	10,400
Marketable securities – non-current	652	480	556
Investments	285	298	295
Property, plant and equipment – net	6,809	6,582	6,340
Prepaid pension and postretirement benefits	1,684	1,378	682
Goodwill, intangible assets and other assets	7,391	6,118	6,082
Total assets	$27,609	$24,694	$24,355
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term borrowings and current portion of long-term debt	$2,257	$901	$2,405
Accounts payable	1,557	1,505	1,503
Accrued payroll	660	580	610
Accrued income taxes	570	543	711
Other current liabilities	1,964	1,833	1,912
Total current liabilities	7,008	5,362	7,141
Long-term debt	4,779	4,019	2,824
Other liabilities	3,621	3,566	3,420
Total liabilities	15,408	12,947	13,385
Total stockholders’ equity – net Shares outstanding	12,201	11,747	10,970
September 30, 2008: 692,955,037 shares
December 31, 2007: 709,156,031 shares
September 30, 2007: 713,228,973 shares
Total liabilities and stockholders’ equity	$27,609	$24,694	$24,355

3M Company and Subsidiaries

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in millions)

(Unaudited)

	Nine-months ended
	Sept. 30
	2008	2007
SUMMARY OF CASH FLOW:

NET CASH PROVIDED BY OPERATING ACTIVITIES	$3,408	$2,719
Cash flows from investing activities:
Purchases of property, plant and equipment	(1,008)	(1,031)
Acquisitions, net of cash acquired	(834)	(255)
Proceeds from sale of businesses	88	897
Other investing activities	(255)	(789)
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(2,009)	(1,178)
Cash flows from financing activities:
Change in debt	1,494	1,628
Purchases of treasury stock	(1,597)	(2,756)
Reissuances of treasury stock	257	689
Dividends paid to stockholders	(1,052)	(1,039)
Other financing activities	(5)	41
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(903)	(1,437)
Effect of exchange rate changes on cash	(152)	124
Net increase (decrease) in cash and cash equivalents	344	228
Cash and cash equivalents at beginning of period	1,896	1,447
Cash and cash equivalents at end of period	$2,240	$1,675

3M Company and Subsidiaries

SUPPLEMENTAL CASH FLOW AND

OTHER SUPPLEMENTAL FINANCIAL INFORMATION

(Dollars in millions)

(Unaudited)

	Nine-months ended
	Sept. 30
	2008	2007
NON-GAAP MEASURES

Free Cash Flow:
Net cash provided by operating activities	$3,408	$2,719
Purchases of property, plant and equipment	(1,008)	(1,031)
Free Cash Flow (i)	$2,400	$1,688

(i)             Free cash flow is not defined under U.S. generally accepted accounting principles (GAAP). Therefore, it should not be considered a substitute for income or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other companies. The company defines free cash flow as net cash provided by operating activities less purchases of property, plant and equipment. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. The company believes free cash flow is a useful measure of performance and uses this measure as an indication of the strength of the company and its ability to generate cash.

“Net cash provided by operating activities” and “Free Cash Flow” were negatively impacted in 2007 by the timing of cash tax payments associated with special items. Tax payments related to the sale of our global branded pharmaceuticals business negatively impacted total year 2007 net cash provided by operating activities and Free Cash Flow by $628 million, with the impacts by quarter as follows: fourth-quarter 2007 ($87 million), third-quarter 2007 ($37 million), second-quarter 2007 ($110 million) and first-quarter 2007 ($394 million).

	Sept. 30
	2008	2007
OTHER NON-GAAP MEASURES:
Net Working Capital Turns (j)	4.96	4.95

(j)             The company uses various working capital measures that place emphasis and focus on certain working capital assets and liabilities. 3M’s net working capital index is defined as quarterly net sales multiplied by four, divided by ending net accounts receivable plus inventory less accounts payable. This measure is not recognized under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures used by other companies.

3M Company and Subsidiaries

SALES CHANGE ANALYSIS

(Unaudited)

Three-Months Ended Sept. 30, 2008

Sales Change Analysis By Geographic Area

	United	Inter-
	States	national	Worldwide
Volume – organic	(2.5)%	1.0%	(0.2)%
Volume – acquisitions	6.8	2.4	4.0
Price	2.9	(0.7)	0.6
Local-currency sales (including acquisitions)	7.2	2.7	4.4
Divestitures	(0.7)	(0.1)	(0.3)
Translation	—	3.4	2.1
Total sales change	6.5%	6.0%	6.2%

Sales Change Analysis By International Geographic Area

	Local-			Total
	currency	Divest-	Trans-	Sales
	Sales (k)	itures	lation	Change
Europe, Middle East and Africa	3.7%	(0.1)%	4.4%	8.0%
Asia Pacific	(2.7)%	—%	1.6%	(1.1)%
Latin America and Canada	15.7%	—%	5.5%	21.2%

(k)          Including acquisitions – Europe, Middle East and Africa includes a 3.3% benefit from acquisitions; Asia Pacific includes a 1.0% benefit from acquisitions; Latin America and Canada includes a 3.9% benefit from acquisitions.

Worldwide Sales Change Analysis By Business Segment

	Local-			Total
	currency	Divest-	Trans-	Sales
	Sales (l)	itures	lation	Change
Industrial and Transportation	7.1%	—%	2.9%	10.0%
Health Care	9.2%	(0.1)%	1.6%	10.7%
Display and Graphics	(17.7)%	—%	1.6%	(16.1)%
Consumer and Office	3.7%	—%	1.5%	5.2%
Safety, Security and Protection Services	27.7%	(2.7)%	2.1%	27.1%
Electro and Communications	0.2%	—%	2.4%	2.6%

(l)             Including acquisitions – Industrial and Transportation includes a 4.2% benefit from acquisitions; Health Care includes a 2.7% benefit from acquisitions; Consumer and Office includes a 0.5% benefit from acquisitions; Safety, Security and Protection Services includes a 18.7% benefit from acquisitions, primarily related to the April 2008 acquisition of Aearo.

3M Company and Subsidiaries

SALES CHANGE ANALYSIS

(Unaudited)

Nine-Months Ended Sept. 30, 2008

Sales Change Analysis By Geographic Area

	United	Inter-
	States	national	Worldwide
Volume – organic	(2.4)%	2.2%	0.5%
Volume – acquisitions	5.5	2.0	3.3
Price	2.2	(1.1)	0.1
Local-currency sales (including acquisitions)	5.3	3.1	3.9
Divestitures	(0.5)	—	(0.2)
Translation	—	7.2	4.5
Total sales change	4.8%	10.3%	8.2%

Sales Change Analysis By International Geographic Area

	Local-			Total
	currency	Divest-	Trans-	Sales
	Sales (m)	itures	lation	Change
Europe, Middle East and Africa	4.5%	(0.1)%	9.4%	13.8%
Asia Pacific	(2.0)%	—%	4.4%	2.4%
Latin America and Canada	15.1%	(0.1)%	9.3%	24.3%

(m)       Including acquisitions – Europe, Middle East and Africa includes a 2.8% benefit from acquisitions; Asia Pacific includes a 0.8% benefit from acquisitions; Latin America and Canada includes a 3.3% benefit from acquisitions.

Worldwide Sales Change Analysis By Business Segment

	Local-			Total
	currency	Divest-	Trans-	Sales
	Sales (n)	itures	lation	Change
Industrial and Transportation	8.5%	—%	5.7%	14.2%
Health Care	7.5%	(0.1)%	4.5%	11.9%
Display and Graphics	(15.4)%	(0.4)%	3.0%	(12.8)%
Consumer and Office	1.7%	—%	3.5%	5.2%
Safety, Security and Protection Services	20.0%	(1.3)%	5.0%	23.7%
Electro and Communications	1.9%	—%	4.6%	6.5%

(n)         Including acquisitions – Industrial and Transportation includes a 4.1% benefit from acquisitions; Health Care includes a 1.5% benefit from acquisitions; Consumer and Office includes a 0.5% benefit from acquisitions; Safety, Security and Protection Services includes a 13.5% benefit from acquisitions; Electro and Communications includes a 0.4% benefit from acquisitions.

3M Company and Subsidiaries

BUSINESS SEGMENTS

(Dollars in millions)

(Unaudited)

Effective in the first quarter of 2008, 3M made certain changes to its business segments in its continuing effort to drive growth by aligning businesses around markets and customers. Segment information for all periods presented has been reclassified to reflect this new segment structure.

Refer to 3M’s Current Report on Form 8-K dated May 19, 2008, which updated 3M’s Annual Report on Form 10-K dated February 15, 2008, for discussion of these changes.

BUSINESS SEGMENT INFORMATION

(Millions)

	Three-months ended		Nine-months ended
	Sept. 30		Sept. 30
	2008	2007	2008	2007
NET SALES
Industrial and Transportation	$1,986	$1,805	$6,154	$5,390
Health Care	1,064	961	3,259	2,911
Display and Graphics	853	1,017	2,570	2,948
Consumer and Office	946	899	2,683	2,550
Safety, Security and Protection Services	974	766	2,873	2,323
Electro and Communications	728	709	2,201	2,066
Corporate and Unallocated	7	20	20	68
Total Company	$6,558	$6,177	$19,760	$18,256

OPERATING INCOME
Industrial and Transportation	$396	$377	$1,274	$1,145
Health Care	294	259	925	1,600
Display and Graphics	161	283	532	929
Consumer and Office	217	193	562	536
Safety, Security and Protection Services	219	157	620	478
Electro and Communications	155	119	452	364
Corporate and Unallocated	71	37	98	(129)
Total Company	$1,513	$1,425	$4,463	$4,923

For the three-months and nine-months ended September 30, 2008 and September 30, 2007, refer to the preceding notes (a) through (h) and the preceding reconciliations of operating income by business segment for a discussion and summary of items that impacted reported business segment operating income.

Investor Contacts:	Matt Ginter	Media Contact:	Jacqueline Berry
	3M	3M
	(651) 733-8206	(651) 733-3611

Bruce Jermeland
3M
(651) 733-1807

From:

3M Public Relations and Corporate Communications

3M Center, Building 225-1S-15

St. Paul, MN 55144-1000